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                                                                   Exhibit 99(1)

CROP GROWERS CORPORATION


Crop Growers Settles Shareholder Litigation

For release on March 3, 1997 at 6:00 a.m.CST

Contact: Bob Rousey
         Crop Growers Corporation
         913-323-5612

Overland Park, KS--Crop Growers Corporation (NASDAQ: CGRO) announced today that it has agreed to settle the shareholder action filed against it and two of its former officers in May of 1995. Under the settlement, the company has agreed to pay $2.5 million to members of a class consisting of purchasers of the company's common stock during the period from February 13, 1995 to May 16, 1995. The settlement is subject to approval by the United States District Court of Montana. Of the total settlement amount, the company will pay $1.22 million and the balance will be paid under the terms of a directors' and officers' insurance policy. The company will accrue the cost of the settlement in the fourth quarter of 1996.

    Crop Growers markets and services federal multi-peril crop insurance and crop hail insurance for third party insurance companies and its own insurance company subsidiaries. The company also develops, markets and sells farm management software and related mapping products.


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